Exhibit (c)(2)
Presentation Prepared for: PROJECT IRON February 20, 2008 STRICTLY CONFIDENTIAL

CONFIDENTIAL MATERIAL DISCLAIMER

TABLE OF CONTENTS

TABLE OF CONTENTS

TRANSACTION OVERVIEW

TRANSACTION OVERVIEW INTRODUCTION The purpose of this presentation is to deliver to the Board of Directors of Parent the opinion of Raymond James and Associates regarding the fairness, from a financial point of view, of the consideration to be received by the holders of outstanding Parent common stock under the terms of the proposed Merger of the Company into Sub. In arriving at its opinion, Raymond James: reviewed the financial terms and conditions as stated in the February 20, 2008 draft Merger Agreement; reviewed the audited financial statements of Parent and Sub as of and for the fiscal year ended December 31, 2006 and the unaudited financial statements for the nine month period ended September 30, 2007; reviewed the Parent and Sub annual reports filed on Form 10-K for the fiscal year ended December 31, 2006 and the quarterly reports filed on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007; reviewed certain other publicly available information regarding Parent and Sub; reviewed other financial data and forecasts, balance sheet estimates, and other operating information requested from and provided by Parent and Sub; reviewed the historical price and trading activity for the shares of Parent and Sub common stock; discussed with the Company's senior management certain information related to the aforementioned; reviewed certain information provided to us (the "ARS Information") regarding certain investments in auction rate securities (collectively, the "Auction Rate Securities") held by the Company, which under the terms of the Merger Agreement, must be liquidated prior to, as a condition to, the closing of the Merger; and considered such other quantitative and qualitative factors that we deemed to be relevant to our analysis. The analyses included in this presentation are meant to be considered in conjunction with the Raymond James written opinion to the Parent Board of Directors dated February 20, 2008; the form of our written opinion is included in these materials in Exhibit C.

TRANSACTION OVERVIEW SUMMARY OF TERMS This summary of transaction terms is provided for discussion purposes only; it is not intended to be a comprehensive listing of all of the relevant terms and conditions contained in the Agreement.

TRANSACTION OVERVIEW SUMMARY OF TERMS (CONTINUED) This summary of transaction terms is provided for discussion purposes only; it is not intended to be a comprehensive listing of all of the relevant terms and conditions contained in the Agreement.

TRANSACTION OVERVIEW ESTIMATED MERGER CONSIDERATION ACROSS A RANGE OF SUB STOCK PRICES Based on closing stock prices on February 19, 2008. Estimated minimum cash consideration to be received in the Merger. Assumes (i) no conversion of debt into Merger Consideration at implied merger prices below respective conversion prices, (ii) pre-closing exercise for portion of in-the-money options and warrants, and (iii) cancellation of certain unexercised options prior to close. Assumes (i) exercise of certain options within 90 days post-close and (ii) roll-over of remaining options into Sub options post-merger (i.e., exercisable into Sub stock adjusted for exchange ratio and conversion price).

TRANSACTION OVERVIEW ESTIMATED MERGER VALUATION Source: Parent Q3 2007 filings. Merger treatment of Parent stock options reflects assumed combination of (i) pre-closing exercise for portion of in-the-money options and warrants, (ii) cancellation of certain unexercised options prior to close, (iii) exercise of certain options within 90 days of close, and (iv) roll-over of remaining options into Sub options post-merger (i.e., exercisable into Sub stock adjusted for exchange ratio and conversion price); non-merger illustration reflects treatment under the treasury method. Excludes estimated Parent cash (net of estimated Sub cash) used as a source of funds for the transaction.

TRANSACTION OVERVIEW SOURCES & USES OF FUNDS(1) (1) Assumed closing date of June 30, 2008. (2) Estimated market value of cash and related securities held by Parent and Sub as current assets; see calculation on page 7. (3) Estimated net divestiture proceeds for Porex and ViPS based on mid-point of reference ranges calculated by Raymond James using information from selected public companies, precedent valuation multiples for selected similar transactions, and discounted cash flow analyses; see Exhibit A and Exhibit B. (4) Estimated state and / or federal taxes not shielded from NOL that may be applicable based on the divestitures ranges or upon conversion of the convertible debt, respectively. (5) Estimated minimum cash consideration to be received in Merger. (6) Parent stock option treatment reflects assumed combination of (i) pre-closing exercise for portion of in-the-money options and warrants, (ii) cancellation of certain unexercised options prior to close, (iii) exercise of certain options within 90 days of close, and (iv) roll-over of remaining options into Sub options post-merger (i.e., exercisable into Sub stock adjusted for exchange ratio and conversion price).

TRANSACTION OVERVIEW CALCULATION OF ESTIMATED BALANCE SHEET CASH(1) (1) Assumed closing date of June 30, 2008. (2) Estimated market value of cash and related securities held by Parent and Sub as current assets. (3) Net proceeds (after estimated applicable taxes) from the sale of its 48.0% interest in EBS; announced on February 11, 2008. (4) Interest income earned pre-closing on EBS gross proceeds of $575.0 million; assumes pre-tax interest income rate of 4.0%. (5) Incremental cash flow pre-closing per management guidance. (6) Remaining escrow to be released in conjunction with prior sale of Practice Services Division. (7) LOCs backed by Parent related to sale of 52.0% ownership in EBS. (8) Parent stock option treatment reflects pre-closing exercise for portion of in-the-money options and warrants. (9) Assumes ViPS and Porex divested prior to close.

TRANSACTION OVERVIEW MERGER SHARES PURCHASED / ISSUED(1) (1) Based on Sub closing stock price of $28.80 on February 19, 2008. (2) Estimated minimum cash consideration to be received in the Merger. (3) Parent stock option treatment reflects (i) pre-closing exercise for portion of in-the-money options and warrants and (ii) exercise of certain options within 90 days of close. (4) Calculation of impact from options based on treasury method.

TRANSACTION OVERVIEW POST-MERGER SHARES OUTSTANDING (1) Source: Sub Q3 2007 filings. (2) Parent stock option treatment reflects assumed combination of (i) pre-closing exercise for portion of in-the-money options and warrants, (ii) cancellation of certain unexercised options prior to close, (iii) exercise of certain options within 90 days of close, and (iv) roll-over of remaining options into Sub options post-merger (i.e., exercisable into Sub stock adjusted for exchange ratio and conversion price). (3) Per management guidance. (4) Assumed closing date of June 30, 2008. (5) Source: FactSet LionShares.

TRANSACTION OVERVIEW POST-MERGER ACCRETION / (DILUTION) ANALYSIS -- CY2008E ADJUSTED EBITDA(1) Adjusted EBITDA excludes stock-based compensation and certain other non-cash expenses, as well as non-recurring charges. Assumed closing date of June 30, 2008; impact of merger shown from closing date forward. Per management guidance.

TRANSACTION OVERVIEW POST-MERGER OWNERSHIP PROFILE(1) Investors in italics own substantial shares in both Parent and Sub. Assumes no conversion of Parent convertible debt. Source: FactSet LionShares, company filings. Parent stock option treatment reflects assumed combination of (i) pre-closing exercise for portion of in-the-money options and warrants, (ii) cancellation of certain unexercised options prior to close, (iii) exercise of certain options within 90 days of close, and (iv) roll-over of remaining options into Sub options post-merger (i.e., exercisable into Sub stock adjusted for exchange ratio and conversion price).

TRADING ANALYSIS

TRADING ANALYSIS PARENT -- PRICE / VOLUME CHART

TRADING ANALYSIS PARENT TRADING HISTORY -- STOCK PRICE HISTOGRAMS TR12-Month Trading Activity TR6-Month Trading Activity

TRADING ANALYSIS PARENT / SUB -- HISTORICAL EXCHANGE RATIO(1) MERGER EXCHANGE RATIO = 0.1979(2)

TRADING ANALYSIS SUB STOCK PRICE -- TRAILING AVERAGES 20-day Moving Average 10-day Moving Average 30-day Moving Average

PARENT VALUATION

PARENT VALUATION PREMIUM ANALYSIS(1) (1) Source: FactSet; all U.S. transactions announced (completed and pending) during the selected time frame with an enterprise value greater than $2.5 billion and less than $5.0 billion.

PARENT VALUATION SUM-OF-PARTS ANALYSIS (1) Estimated value of equity ownership in Sub based on 02.19.08 closing price; adjusted to reflect estimated market value of Sub securities held as current assets. (2) Estimated state and / or federal taxes not shielded from NOL that may be applicable based on estimated divestiture proceeds. (3) Estimated market value of cash and related securities held by Parent as current assets; includes $541.3 million of net proceeds (after estimated applicable taxes) from the sale of 48.0% interest in EBS. (4) Assumes no conversion of convertible debt. (5) Estimated present value of tax shield from residual NOL subsequent to divestiture of non-core assets, including estimated impact of compensation expense incurred as a result of Parent option exercise pre- and post-merger. (6) Source: Parent Q3 2007 filings.

EXHIBIT A: VIPS

EXHIBIT A: VIPS SUMMARY OF ANALYSES Valuation multiples calculated based on mid-point of range. Range of multiples calculated based on relative revenue and EBITDA of each operating segment and application of market-based valuation multiples derived from public company and selected acquisition analyses for the Government segment and the Health Payor segment, respectively; see detailed calculation and analyses on pages 20 through 23. Implied ViPS value derived by applying the median and mean valuation multiples from the reference range to the corresponding ViPS projected financial performance provided by management. Selected public company projections are consensus estimates provided by Thomson Financial, actual results for 2007 where available. ViPS trailing twelve months based on CY2007 estimated results.

ViPS corporate expense is allocated to each segment based on respective percentages of revenue. EXHIBIT A: VIPS IMPLIED VALUATION MULTIPLES

EXHIBIT A: VIPS PUBLIC COMPANY ANALYSIS(1)

EXHIBIT A: VIPS SELECTED ACQUISITION ANALYSIS -- CONSULTING & GOVERNMENT IT(1)

EXHIBIT A: VIPS SELECTED ACQUISITION ANALYSIS -- HEALTH CARE IT(1)

Projected Free Cash Flow and Terminal Value Estimated Range of Present Value EXHIBIT A: VIPS DISCOUNTED CASH FLOW ANALYSIS

EXHIBIT A: VIPS SUMMARY INCOME STATEMENT

EXHIBIT A: VIPS WEIGHTED AVERAGE COST OF CAPITAL

EXHIBIT B: POREX

EXHIBIT B: POREX SUMMARY OF ANALYSES Valuation multiples calculated based on mid-point of range. Range of multiples calculated based on relative revenue and EBITDA of each operating segment and application of market-based valuation multiples derived from public company and selected acquisition analyses for the Porous segment and the Surgical segment, respectively; see detailed calculation and analyses on pages 28 through 31. Implied Porex value derived by applying the median and mean valuation multiples from the reference range to the corresponding Porex projected financial performance provided by management. Selected public company projections are consensus estimates provided by Thomson Financial, actual results for 2007 where available. Porex trailing twelve months based on CY2007 estimated results.

EXHIBIT B: POREX IMPLIED VALUATION MULTIPLES Porex corporate expense is allocated to each segment based on respective percentages of revenue.

EXHIBIT B: POREX PUBLIC COMPANY ANALYSIS(1)

EXHIBIT B: POREX SELECTED ACQUISITION ANALYSIS -- POROUS(1)

EXHIBIT B: POREX SELECTED ACQUISITION ANALYSIS -- SURGICAL(1)

Projected Free Cash Flow and Terminal Value Estimated Range of Present Value EXHIBIT B: POREX DISCOUNTED CASH FLOW ANALYSIS

EXHIBIT B: POREX SUMMARY INCOME STATEMENT

EXHIBIT B: POREX WEIGHTED AVERAGE COST OF CAPITAL

EXHIBIT C: FORM OF FAIRNESS OPINION LETTER